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                                                                  Exhibit 10.38

BUSINESS LOAN AGREEMENT

This Agreement dated as of October 27, 1999, is among Media Arts Group, Inc., a Delaware corporation ("MAGI"), Lightpost Publishing, Inc., a California corporation ("Lightpost," and together with MAGI, each a "Borrower" and collectively the "Borrowers") and Bank of America, N.A. (the "Bank").

1. REVOLVING LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is Twenty Million Dollars ($20,000,000), and is subject to increase as provided in Section 1.7 below.

(b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, each Borrower may repay principal amounts and reborrow them, subject to the limits set forth herein.

(c) Each advance must be for at least Five Hundred Thousand Dollars ($500,000), or integral multiples thereof, or for the amount of the remaining available line of credit, if less.

(d) Each Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

1.2 Availability Period. The line of credit is available between the date of this Agreement and September 30, 2001 (the "Expiration Date") unless any Borrower is in default.

1.3 Interest Rate.

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(a) Unless Borrowers elect an optional interest rate as described below, the interest rate is the Bank's Reference Rate.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

1.4 Repayment Terms.

(a) Borrowers will pay interest on any principal outstanding under this line of credit on December 1, 1999, and then on the first day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

(c) Borrowers may prepay the loan in full or in part at any time.

1.5 Optional Interest Rate. Instead of the interest rate based on the Bank's Reference Rate, Borrowers may elect the optional interest rate listed below for this line of credit during interest periods agreed to by the Bank and the Borrowers. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rate is available:

(a) The LIBOR Rate plus one and one-half (1.50) percentage points.

1.6 Letters of Credit.

(a) This line of credit may be used for financing:

(i) commercial letters of credit with a maximum maturity of 364 days but not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight.

(ii) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000) for all letters of credit, which amount is subject to increase as provided in Section 1.7 below.

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(b) Each Borrower agrees:

(i) that any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) that if there is an Event of Default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii) that the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv) to sign the Bank's form Application and Agreement for Commercial Letter of Credit.

(v) to pay any standard issuance and/or other fees that the Bank notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

(vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

1.7 Commitment Enhancement Event.

(a) The Borrowers may make a Commitment Enhancement Election if (i) MAGI notifies the Bank of the occurrence of a Commitment Enhancement Event (as such term is defined below) and that the Borrowers intend to make a Commitment Enhancement Election, (ii) the Borrowers pay the fee to the Bank required under
Section 3.1(c) of this Agreement, and (iii) no Event of Default, as such term is defined in Article 10 of this Agreement, and no event which with notice or lapse of time or both would constitute an Event of Default, has occurred and is continuing.

(b) For purposes of this Agreement, a "Commitment Enhancement Event" occurs if the Borrowers' consolidated Adjusted EBITDA (as such term is defined in Section
8.5 of this Agreement) for any two consecutive fiscal quarters, as measured pursuant to Section 8.6 of this Agreement (i.e., Adjusted EBITDA for a fiscal quarter is measured at the end of that quarter, using the results of that quarter and each of the three immediately preceding quarters), is at least Thirty Million Dollars ($30,000,000).

(c) Upon the occurrence of a Commitment Enhancement Event, the making by the Borrowers of a Commitment Enhancement Election and the satisfaction by the Borrowers of the requirements set forth in Section 1.7(a): (i) the amount of the Commitment shall be increased to Thirty Million Dollars ($30,000,000), (ii) the amount of the sublimit for commercial letters of credit set forth in Section 1.6(a)(ii) shall be increased to Twenty Million Dollars ($20,000,000), (iii) the minimum Adjusted EBITDA Debt Coverage Ratio required under Section 8.5 of this Agreement shall be

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increased to 1.50:1.0, and (iv) the minimum Adjusted EBITDA required under
Section 8.6 of this Agreement shall be increased to Twenty-Five Million Dollars ($25,000,000).

2. OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than 30 days, then on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven, or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than the following:

(i) for interest periods of four months or longer, Five Hundred Thousand Dollars ($500,000).

(ii) for interest periods of one, two or three months, One Million Dollars ($1,000,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

             London Inter-Bank Offered Rate
LIBOR Rate = ------------------------------
              (1.00 - Reserve Percentage)

Where,

(i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Branch, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2)

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London Banking Days before the commencement of the interest period. A "London
Banking Day" is a day on which the Bank's London Branch is open for business and dealing in offshore dollars.

(ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) Borrowers shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon San Francisco time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) Borrowers may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

(i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

(ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank, for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate
Portion.

3. FEES AND EXPENSES.

3.1 Fees.

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(a) Loan fee. Borrowers agree to pay a loan fee in the amount of Fifty Thousand
Dollars ($50,000). This fee is due on or before the date of this Agreement.

(b) Unused commitment fee. Borrowers agree to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during each fiscal quarter of the Borrowers, and shall be payable five days after the end of each such fiscal quarter and upon the Expiration Date. The fee will be calculated at 0.175% per year. The calculation of credit outstanding shall include the undrawn amount of letters of credit.

(c) Fee Upon Increase of Commitment. Concurrently with the making by Borrowers of a Commitment Enhancement Election under Section 1.7 of this Agreement, Borrowers shall pay to the Bank a fee of Twenty-Five Thousand Dollars ($25,000).

3.2 Expenses. Borrowers agree to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

3.3 Reimbursement Costs.

(a) Borrowers agree to reimburse the Bank for any reasonable expenses incurred in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees up to an amount not exceeding $35,000, including any allocated costs of the Bank's in-house counsel.

(b) Borrowers agree to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals during the continuance of an Event of Default as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

4. COLLATERAL

4.1 Personal Property. Borrowers' obligations to the Bank under this Agreement and under any other agreement required hereunder will be secured by personal property each Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by each Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of each Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless Borrowers have otherwise agreed in writing). All personal property collateral securing any other present or future obligations of Borrowers to the Bank shall also secure this Agreement.

(a)  Machinery, equipment, and fixtures.

(b) Inventory.

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(c) Receivables.

(d) Patents, trademarks, copyrights and other general intangibles, including without limitation all rights of MAGI under that certain License Agreement dated December 3, 1997 (the "License Agreement") between the MAGI and Thomas Kinkade (the "Artist").

5. DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2 Disbursements and Payments. Each disbursement by the Bank and each payment by Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank; and

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require Borrowers to sign one or more promissory notes.

5.3 Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by any one of the individuals authorized to sign loan agreements on behalf of each Borrower.

(b) Advances will be deposited in and repayments will be withdrawn from MAGI's account number 14870-003541, or such other of any Borrower's accounts with the Bank as designated in writing by the Borrowers.

(c) Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by Borrowers to give such instructions, except for any act of the Bank constituting gross negligence or willful misconduct. This indemnity and excuse will survive this Agreement's termination.

(d) Each Borrower hereby designates MAGI as its representative and agent on its behalf for the purposes of making requests for extensions of credit, giving instructions with respect to the disbursement of the proceeds of advances, selecting interest rate options, requesting letters of credit, and giving and receiving all other notices and consents hereunder or under any other agreement, instrument or document executed in

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connection herewith. MAGI hereby accepts such appointment. The Bank may regard any notice or other communication from MAGI as a notice or communication from all of the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to MAGI on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by MAGI shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

5.4 Direct Debit.

(a) Borrowers agree that interest and principal payments and any fees charged hereunder will be deducted automatically on the due date from MAGI's account number 14870-003541, or such other of any Borrower's accounts with the Bank as designated in writing by Borrowers.

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) Borrowers will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.6 Taxes.

(a) If any payments to the Bank under this Agreement are made from outside the United States, Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by Borrowers (including payments under this paragraph), Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

(b) Payments made by Borrowers to the Bank will be made without deduction of United States withholding or similar taxes. If any Borrower is required to pay U.S. withholding taxes, such Borrower will pay such taxes in addition to the amounts due to the Bank under this Agreement. If such Borrower fails to make such tax payments when due, Borrowers indemnify

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the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

5.7 Additional Costs. Borrowers will pay the Bank, on demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a) any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.9 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two (2.0) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.10 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date until paid at the Bank's Reference Rate plus two percentage points (2%). This may result in compounding of interest.

5.11 Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of Borrowers with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of Borrowers with the Bank.

This paragraph shall not be deemed to authorize Borrowers to create overdrafts on any account of any Borrower with the Bank.

6. CONDITIONS

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6.1 Initial Conditions Precedent. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend the initial credit to Borrowers under this Agreement:

(a) Authorizations. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents. A copy of each Borrower's certificate of incorporation and bylaws.

(c) Security Agreements. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest) which the Bank requires.

(d) Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

(e) Consent to Removal. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by any Borrower, a Consent to Removal from the owner of the real property and the holder of any mortgage or deed of trust.

(f) Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

(g) Environmental Information. A completed Bank form Environmental
Questionnaire.

(h) Legal Opinion. A written opinion from legal counsel to the Borrowers covering such matters as the Bank may require, including but not limited to the matters to be confirmed under Section 6.1(l) below. The legal counsel and the terms of the opinion must be acceptable to the Bank.

(i) Good Standing. Certificates of good standing for each Borrower from its state of formation and from any other state in which each Borrower is required to qualify to conduct its business.

(j) Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

(k) Auditor's Management Letter. Copies of the management letters, and correspondence relating to management letters, sent or received by Borrowers to or from the Borrowers' auditor in connection with the most recent annual financial statements audited by such auditor (or if no such management letter was prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter), and, upon request, a copy of the Borrowers' plan, timetable and budget to address the year 2000 problem, together with periodic updates and expenses incurred to date, any third party assessment of the Borrowers' year 2000 remediation efforts, any year 2000 contingency plans, and any estimates of the Borrowers' potential litigation exposure (if any)

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resulting from the year 2000 problem.

(l) Confirmation.

(i) Receipt of a written confirmation from Thomas Kinkade ("Artist") confirming that, upon the occurrence and during the continuance of an Event of Default, the Bank shall have the right to liquidate the inventory collateral referred to in
Section 4.1(b) of this Agreement (including without limitation the then-existing inventory of products under the License Agreement) in accordance with applicable law, but not subject to any geographic or other marketing restrictions set forth in the License Agreement.

(ii) Evidence of the amendment of the License Agreement to provide that no default under any agreement between Borrowers and the Bank gives the Artist the right to terminate the License Agreement unless (x) such default is an Event of Default hereunder, and (y) such Event of Default shall have continued (and shall not have been waived) for a period of 180 days after the date on which the Bank gives written notice of such Event of Default to Borrowers.

(m) Retail Leases. A certificate of Borrowers signed by an authorized officer of MAGI, setting forth the following information with respect to each Retail Lease: the location of the leased property, the date the leased property was sold by the Borrowers (or by a subsidiary of the Borrowers) to the tenant under the Retail Lease, the name of the tenant (and if the tenant is a business organization, the type of business organization and the state or other jurisdiction where the tenant is organized), the principal terms of the sale (including, without limitation, the sale price and the schedule for the payment of the sale price to the Borrowers), a schedule of the remaining rental and other payments owing (by fiscal year of the Borrowers) under the lease, and the nature and principal terms of the direct or contingent liability of the Borrowers under the lease "Retail Lease" means each lease of real property operated by a third party where the inventory of a Borrower is sold or to be sold, if a Borrower is primarily or secondarily liable for the obligation of the tenant under such lease or has otherwise guaranteed (in whole or in part) the obligations of the tenant under such lease.

(n) Other Items. Any other items that the Bank reasonably requires.

6.2 Other Conditions Precedent. Each of the following conditions precedent must be satisfied before the Bank is required to make any extension of credit hereunder:

(a) Continuation of Representations and Warranties(b)Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and in any instrument, agreement or certificate executed and delivered in connection herewith shall be true and correct on and as of such date with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

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(b) No Existing Default. No Event of Default (or event which with notice or lapse of time or both shall constitute an Event of Default) shall exist or shall result from such extension of credit.

(c) Due Diligence. The Bank shall be satisfied with the results of such due diligence regarding the Borrowers as the Bank deems appropriate in its sole discretion.

(d) Other Documentation(e)Other Documentation. The Bank shall have received such other documentation as it may require in connection with such extension of credit, including without limitation resolutions of the Board of Directors of each Borrower authorizing such extension of credit.

7. REPRESENTATIONS AND WARRANTIES

When Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1 Organization of Borrowers. Each Borrower and each subsidiary of a Borrower is a corporation duly formed and existing under the laws of the state where organized.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against such Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against such Borrower.

7.4 Good Standing. In each state in which a Borrower or a subsidiary of a Borrower does business, such Borrower or subsidiary is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which any Borrower is bound.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank, including the Borrowers' audited financial statement dated as of March 31, 1999 and the Borrowers' unaudited financial statements dated June 30, 1999 is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' financial condition, including all material contingent liabilities.

(b) in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower or any

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subsidiary of any Borrower, or of the Borrowers and their subsidiaries taken as a whole.

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower or any subsidiary of a Borrower which, if lost, would impair the financial condition of any Borrower or any such subsidiary, or impair the ability of such Borrower to repay the loan, except as have been disclosed in writing to the Bank.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except as set forth on Schedule 7.8 attached hereto.

7.9 Permits, Franchises. Each Borrower and each subsidiary of a Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged. Without limitation of the foregoing, the License Agreement is in full force and effect, and no Borrower is aware of any existing default under the License Agreement.

7.10 Other Obligations. No Borrower or subsidiary of a Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 Income Tax Matters. No Borrower has knowledge of any pending assessments or adjustments of its income tax, or the income tax for any of its subsidiaries, for any year.

7.12 No Tax Avoidance Plan. The obtaining of credit by Borrowers from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

7.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.14 Insurance. Each Borrower and each subsidiary of a Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

7.15 ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii) No action by any Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii) No termination proceeding has been commenced with respect to a Plan under
Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d) The following terms have the meanings indicated for purposes of this
Agreement:

(i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with any Borrower or any subsidiary of a Borrower within the meaning of Sections 414(b) or (c) of the Code.

(iv) "PBGC" means the Pension Benefit Guaranty Corporation.

(v) "Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

7.16 Location of Borrowers. Each Borrower's place of business (or, if such Borrower has more than one place of business, its chief executive office) is located at the address listed under such Borrower's signature on this Agreement.

7.17 Environmental Matters. No Borrower or subsidiary of a Borrower (a) is in violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is the subject of any claim, proceeding, notice, or other communication regarding hazardous substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

7.18 Year 2000 Compliance. Each Borrower and each subsidiary of a Borrower has conducted a comprehensive review and assessment of its systems and equipment applications and made inquiry of its key suppliers, vendors and customers with respect to the "year 2000 problem" (that is, the inability of computers, as well as embedded microchips in non- computing devices, to properly perform date-sensitive functions with respect to certain dates prior to and after December 31, 1999). Based on that review and inquiry, no Borrower believes the year 2000 problem, including costs of remediation, will result in a material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower or any subsidiary of a Borrower, or in the ability of any Borrower to repay the credit. Each Borrower and each subsidiary of a Borrower has developed adequate contingency plans to ensure uninterrupted and unimpaired business operation in the event of a failure of its own or a third party's systems or equipment due to the year 2000 problem, including those of vendors, customers, and suppliers.

8. COVENANTS

Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of the credit only for working capital and other general corporate purposes.

8.2 Use of Proceeds - Ineligible Securities. Not to use any portion of the proceeds of the credit to purchase during the underwriting period, or for thirty days thereafter, Ineligible Securities underwritten by Banc of America Securities LLC. Banc of America Securities LLC is a wholly-owned subsidiary of BankAmerica Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Sect. 24, Seventh), as amended. The restrictions of this paragraph shall also cover Ineligible Securities underwritten by any other present or future subsidiary of BankAmerica Corporation which underwrites Ineligible Securities.

8.3 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 95 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements. These financial statements must be audited (with an opinion not qualified in any manner, including not qualified due to possible errors generated by financial reporting and related systems due to the year 2000 problem) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b) Within 50 days of the end of each of the first three fiscal quarters in each fiscal year of the Borrowers, and within 95 days of the end of the final fiscal quarter in each fiscal year of the Borrowers, the Borrowers' quarterly financial statements. These financial statements may be prepared by Borrowers. The statements shall be prepared on a consolidated and consolidating basis.

(c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrowers to or from the Borrowers' auditor, or, if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter, and, upon request, a copy of the Borrowers' plan, timetable and budget to address the year 2000 problem, together with periodic updates and expenses incurred to date, any third party assessment of any Borrower's year 2000 remediation efforts, any year 2000 contingency plans, and any estimates of any Borrower's potential litigation exposure (if any) resulting from the year 2000 problem.

(d) Copies of MAGI's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

(e) Within the period(s) provided in (a) and (b) above, a compliance certificate of Borrowers signed by an authorized financial officer of MAGI, substantially in the form of Exhibit A attached hereto, setting forth (i) the information and computations (in sufficient detail) to establish that such Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, (ii) information and computations (in sufficient detail) to establish the Borrowers' Defaulted Lease Exposure (as such term is defined in Section 8.5 of this Agreement) at the end of the period covered by the financial statements then being furnished, and (iii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action such Borrower is taking and proposes to take with respect thereto.

(f) Promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any enforcement action by any governmental authority relating to health, safety, the environment, or any hazardous substances with regard to the property, activities, or operations of any Borrower or any subsidiary of a Borrower, or (ii) any claim against any Borrower or any subsidiary of a Borrower regarding hazardous substances.

8.4 Quick Ratio. To maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 1.25:1.0. "Quick assets" means cash, short-term cash investments in non-affiliated entities, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall mean (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above.

8.5 Adjusted EBITDA Debt Coverage Ratio. To maintain on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio of at least 1.00:1.0. provided that on and after the occurrence of the events described in Section 1.7(c) of this Agreement, Borrowers shall be required to maintain on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio of at least 1.50:1.0. "Adjusted EBITDA Debt Coverage Ratio" means the ratio of Senior

Funded Debt to Adjusted EBITDA. "Senior Funded Debt" means, without duplication, all combined and consolidated indebtedness of Borrowers having an original maturity of one year or longer (a) for borrowed money, (b) which has been incurred in connection with the acquisition of property or assets, including without limitation capitalized covenants not to compete included as part of the liabilities of such person, (c) which is evidenced by a promissory note or other instrument, (d) which is secured by a mortgage, security interest or other lien on any asset of any Borrower or any subsidiary of a Borrower, whether or not such Borrower or subsidiary has assumed or become liable for the payment of such indebtedness, or (e) which consists of rent or other amounts due or to become due under capitalized leases. "Senior Funded Debt" also includes, without duplication of the foregoing, the combined and consolidated obligations and agreements of Borrowers to become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the Senior Funded Debt of any other person, firm or corporation. Without limitation of the foregoing, "Senior Funded Debt" of Borrowers includes all liabilities of Borrowers incurred under this Agreement, but does not include liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form). "Adjusted EBITDA" means the following, computed without duplication on a consolidated basis for
Borrowers: (i) the sum of net income before taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges, plus any extraordinary loss items, (ii) minus any extraordinary income items, (iii) minus the current Defaulted Lease Exposure, and (iv) plus the amount of any cash rental payments made by Borrowers in reduction of the Defaulted Lease Exposure. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term liabilities and the current Defaulted Lease Exposure will be measured as of the last day of the calculation period. "Defaulted Lease Exposure" means the aggregate of the following for each Defaulted Retail Lease: (x) if a Borrower has agreed to pay any amount in settlement of its obligations under such Defaulted Retail Lease, the amount of such settlement (which settlement amount shall not be deemed to be a cash rental payment for purposes of the computation of Adjusted EBITDA), and (y) in all other events, twelve months' rent under such Defaulted Retail Lease. The amount of the Defaulted Lease Exposure shall not be reduced by any payment made by either Borrower on account of any component of the Defaulted Lease Exposure. "Defaulted Retail Lease" means any Retail Lease where there has occurred any uncured default by the tenant, if the default consists of a failure to make a payment when due or gives the landlord the right to cause a Borrower to directly assume all or a portion of the obligations of the tenant under such Retail Lease.

8.6 Minimum Adjusted EBITDA. To maintain on a consolidated basis a minimum Adjusted EBITDA of at least Sixteen Million Dollars ($16,000,000); provided that on and after the occurrence of the events described in Section 1.7(c) of this Agreement Borrowers shall be required to maintain on a consolidated basis a minimum Adjusted EBITDA of at least Twenty-Five Million Dollars ($25,000,000). This amount will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the three immediately preceding quarters.

8.7 Minimum Net Income. To earn on a consolidated basis net income after taxes and extraordinary items of at least One Million Dollars ($1,000,000) for the fiscal quarter of the Borrowers ending on September 30, 1999, of at least Two Million Dollars ($2,000,000) for each of the fiscal quarters of the Borrowers ending on December 31, 1999 and March 31, 2000, of at least One Million Dollars ($1,000,000) for the fiscal quarter of the Borrowers ending on June 30, 2000, and of at least Two Million Dollars ($2,000,000) for each fiscal quarter of the Borrowers thereafter.

8.8 Tangible Net Worth. To maintain on a consolidated basis tangible net worth equal to at least the sum of the following:

(a) Fifty Million Dollars ($50,000,000); plus

(b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing on or after October 1, 1999; plus

(c) the net proceeds from any equity securities issued after the date of this Agreement; plus

(d) any increase in stockholders' equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from officers, directors, employees or shareholders of the Borrowers) plus liabilities subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.9 Trusts. Not to transfer any assets of any Borrower to a trust (other than the trust established under the Trust Agreement Pursuant to the Media Arts Group, Inc. Management Deferred Compensation Plan dated as of June 15, 1998) unless the trust is acceptable to the Bank in form and content, and the trustee guarantees payment of the Borrowers' obligations under this Agreement prior to any such transfer.

8.10 Other Debts. Not to, and not permit any of its subsidiaries to, have outstanding or incur any direct or contingent liabilities or capitalized lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c) Obtaining surety bonds in the usual course of business.

(d) Additional debts and capitalized lease obligations for business purposes which do not exceed a total principal amount of Five Million Dollars ($5,000,000) outstanding at any one time.

(e) Contingent liabilities of the Borrowers with respect to any Retail Lease disclosed pursuant to Section 6.1(m) of this Agreement.

8.11 Other Liens. Not to, and not permit any of its subsidiaries to, create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower or any such subsidiary now or later owns, except:

(a) Deeds of trust and security agreements in favor of the Bank.

(b) Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional liens securing indebtedness permitted under Section 8.10(d) of this Agreement.

8.12 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) on a consolidated basis for more than Twelve Million Five Hundred Thousand Dollars ($12,500,000) in the fiscal year ending March 31, 2000, and more than Fifteen Million Dollars ($15,000,000) in the fiscal year ending March 31, 2001, in either case to acquire fixed assets.

8.13 Dividends. Not to, and not permit any of its subsidiaries to, declare or pay any dividends on any of its shares except dividends payable in capital stock of a Borrower or such a subsidiary, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto without having received the prior written consent of the Bank, which consent shall not be unreasonably withheld so long as (a) no default or Event of Default shall have occurred hereunder or shall result from such payment or acquisition, and the Borrowers shall have provided the Bank with a compliance certificate containing their representations and warranties to such effect, and
(b) the Borrowers shall have repaid in full all advances under the line of credit, including amounts drawn on letters of credit and not yet reimbursed (and no advance under the line of credit shall be required for such payment or acquisition).

8.14 Loans and Investments. Not to, and not permit any of its subsidiaries to, make any loans or other extensions of credit to, or make any investments in, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

(a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities;

(b) investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government; and

(iii) other investments as permitted under the investment policy of the Borrowers attached as Exhibit B hereto;

(c) loans to and investments in Exclaim Technologies ("Exclaim") by MAGI during the fiscal year of MAGI ending March 31, 2000 not in excess of Nine Million Dollars ($9,000,000) (no more than Five Million Dollars ($5,000,000) of which may be invested after the date of this Agreement);

(d) existing loans to and investments by MAGI in Thomas Kinkade Stores, Inc., a California corporation, Thomas Kinkade Media, Inc., a California corporation, as described in the most recent consolidated financial statements of MAGI provided to the Bank pursuant to Section 7.6 of this Agreement;

(e) loans to and investments by MAGI in wholly-owned subsidiaries of MAGI (in addition to the loans and investments permitted under Section 8.14(d) above) not in excess of an aggregate of Two Million Five Hundred Thousand Dollars ($2,500,000) at any time outstanding; and

(f) investments that do not exceed an aggregate amount of One Million Dollars ($1,000,000) during the period from the date hereof to and including September 30, 2001.

8.15 Change of Ownership.

(a) Not to cause, permit, or suffer (i) any change, direct or indirect, in any Borrower's capital ownership, or in the capital ownership of any subsidiary of any Borrower, in excess of 10%, except as specifically provided in Section 8.15(b) below, (ii) any "Change in Control," as such term is defined in the License Agreement, or (iii) any other change in the ownership of any Borrower or any subsidiary of any Borrower, if the result thereof is to accelerate or increase amounts payable to any employee or consultant of any Borrower.

(b) Notwithstanding the provisions of clause (i) of Section 8.15(a), MAGI may sell more than an aggregate of 10% of the stock of Exclaim in one or more transactions to one or more persons or entities, provided that (i) so long as Exclaim is at least 50% owned by the Borrowers, the business of Exclaim shall be limited in all material respects to the sale of goods and performance of services through means of the Internet, and Exclaim shall not own more than $2,500,000 of inventory and accounts receivable on a combined basis at any time;
(ii) prior to the consummation of any sale or sales of the stock of Exclaim or other transactions that would result in MAGI being the owner of less than 50% of the outstanding voting stock of Exclaim, the Borrowers shall have provided the Bank with a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrowers, based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Borrowers during the Compliance Period (as hereinafter defined), but excluding Exclaim as a consolidated subsidiary of MAGI, and such pro forma financial statements shall indicate on a pro forma basis (and containing the calculations necessary to demonstrate compliance with Sections 8.4, 8.5, 8.6, 8.7 and 8.8 of this Agreement as of the last day of the period covered by the attached financial statements that giving effect to such exclusion, no Event of Default would have occurred hereunder at any time during the Compliance Period; and (iii) upon the consummation of any sale or sales of the stock of Exclaim or other transactions that result in MAGI being the owner of less than 50% of the outstanding voting stock of Exclaim or that otherwise results in Exclaim no longer being deemed to be a subsidiary of MAGI,, the Borrowers shall cause Exclaim to comply with all covenants and agreements set forth in Sections 8.20, 8.25 and 8.29 of this Credit Agreement applicable to the Borrowers. For purposes of this Agreement, "Compliance Period" shall mean the four complete fiscal quarters of the Borrowers preceding any sale of the stock of Exclaim or other transaction that results in MAGI being the owner of less than 50% of the outstanding voting stock of Exclaim (but excluding any fiscal quarter commencing prior to October 1, 1999), plus the current fiscal quarter of the Borrowers in which such sale or other transaction takes place, plus any remaining fiscal quarters of the Borrowers during the fiscal year of the Borrowers in which such sale or other transaction takes place. For example, (1) if any such sale or other transaction takes place on February 1, 2000, then the Compliance Period shall be the period from October 1, 1999 to and including March 31, 2000, and (2) if any such sale or other transaction takes place on December 1, 2000, then the Compliance Period shall be the period from October 1, 1999 to and including March 31, 2001.

8.16 Out of Debt Period. To either (a) repay any advances in full, and not to draw any additional advances on its revolving line of credit, for a period of at least thirty (30) consecutive days, or (b) reduce the outstanding principal balance on the revolving line of credit to an amount not exceeding Five Million Dollars ($5,000,000) for a period of at least sixty (60) consecutive days, in each case during the period from the date of this Agreement to and including September 30, 2001. For the purposes of this paragraph, "advances" does not include undrawn amounts of outstanding letters of credit.

8.17 Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against any Borrower or any subsidiary of any Borrower (or any guarantor).

(b) any substantial dispute between any Borrower (or any subsidiary of any Borrower, or any guarantor) and any government authority.

(c) any material failure to comply with this Agreement.

(d) any material adverse change in the business condition (financial or otherwise), operations, properties or prospects of any Borrower (or any subsidiary of any Borrower, or any guarantor), or any material adverse change in the ability of any Borrower (or any guarantor) to repay the credit.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

(f) the receipt of any notice or communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to any Borrower's property, activities, or operations or
(ii) any belief or suspicion of any Borrower that hazardous substances exist on or under such Borrower's real property.

(g) (i) any default (or any event which with notice or the passage of time or both could become a default) under any obligation guaranteed by any Borrower (or any subsidiary of any Borrower, or any guarantor), which obligations shall include without limitation any obligation of a Borrower under or with respect to any Retail Lease; or (ii) the receipt of any notice or communication alleging the existence or regarding the present or future possibility of the existence of any such default or potential default. Each notice under this Section 8.17(g) with respect to any obligation or potential obligation of a Borrower under a Retail Lease shall (in addition to the other information required under this Section 8.17(g)) set forth the amount of rental and other payments due and owing under such Retail Lease as of the date of such notice, and the amount of such rental and other payments owing under such Retail Lease during the twelve-month period following the date of such notice.

8.18 Books and Records. To maintain, and to cause each subsidiary of a Borrower to maintain, adequate books and records.

8.19 Audits. To allow the Bank and its agents to inspect the properties of each Borrower and each subsidiary of a Borrower (including taking and removing samples for environmental testing) and examine, audit, and make copies of books and records at any reasonable time. If any Borrower's or any such subsidiary's properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records. The Bank has no duty to inspect the properties of any Borrower or subsidiary, or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the properties of any Borrower or subsidiary, or examines, audits, or copies books and records, the Bank will be acting solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect any Borrower or any other party or entity against, or to inform Borrowers or any other party or entity of, any adverse condition that may be observed as affecting any Borrower's or subsidiary's properties or premises, or any Borrower's or subsidiary's business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to Borrowers or any other party.

8.20 Compliance with Laws. To comply, and to cause each of its subsidiaries to comply, with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over any Borrower's or subsidiary's business.

8.21 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises Borrowers now have. Without limitation of the foregoing, the Borrowers will not consent to any material modification or amendment of the License Agreement without having received the prior written consent of the Bank, which consent shall not be unreasonably withheld.

8.22 Maintenance of Properties. To make any repairs, renewals, or replacements to keep Borrowers' properties in good working condition.

8.23 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.24 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.25 Insurance.

(a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the properties of either Borrower or any subsidiary of a Borrower, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the businesses of the Borrowers and the subsidiaries of the Borrowers.

(c) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.26 Additional Negative Covenants. Not to, and not to permit any subsidiary of any Borrower to, without the Bank's written consent:

(a) engage in any business activities substantially different from any of Borrowers' or such subsidiaries' present businesses.

(b) liquidate or dissolve any business of any Borrower or any subsidiary of any Borrower.

(c) enter or permit any subsidiary to enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(e) sell, assign, lease, transfer or otherwise dispose of all or a substantial part of the business or assets of any Borrower or any subsidiary of a Borrower, other than (i) assets of Thomas Kinkade Stores, Inc., (ii) sales of retail store locations owned by a Borrower, or (iii) as otherwise permitted under Section 8.15(b) of this Agreement).

(f) enter into any sale and leaseback agreement covering any of its fixed assets.

(g) acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Five Million Dollars ($5,000,000) in the aggregate for all such acquisitions and purchases made from the date hereof to and including the Expiration Date; provided that (i) on and after the occurrence of the events described in Section 1.7(c) of this Agreement, the maximum aggregate consideration for acquisitions and purchases permitted hereunder shall increase to Ten Million Dollars ($10,000,000), (ii) no acquisition or purchase of a business or its assets shall be permitted hereunder unless such business had a positive net income after taxes (or a net loss after taxes not in excess of $250,000) for both its current fiscal year and its most recently concluded fiscal year; (iii) the Bank shall receive at least thirty days prior written notice of such acquisition or purchase, which notice shall include a reasonably detailed description of such acquisition or purchase, (iv) the business and assets acquired in such Permitted Acquisition shall be free and clear of all liens (other than those permitted under Section 8.11 of this Agreement); (v) at or prior to the closing of such acquisition or purchase, the Bank will be granted a first priority perfected lien and security interest in all assets acquired pursuant thereto (or in the assets and capital stock of any business acquired pursuant thereto), and Borrowers (and such business) shall have executed such documents and taken such actions as may be required by the Bank in connection therewith, (vi) if such acquisition or purchase is the acquisition or purchase of a corporation or other entity, then at or prior to the closing of such acquisition or purchase, such entity will guaranty the obligations of Borrowers to the Bank, and such entity shall have taken such actions as may be required by the Bank in connection therewith, and (vii) at the time of such acquisition or purchase and after giving effect thereto, no default or Event of Default shall have occurred and be continuing.

8.27 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b) Any action by any Borrower, any subsidiary of any Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.28 Compliance with Environmental Requirements. With regard to the property, activities and operations of any Borrower or any subsidiary of a Borrower, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

8.29 Transactions with Affiliates. Not to, and not permit any of its subsidiaries to, enter into any transaction with any executive, officer, director or shareholder (or any relative of any of the foregoing), or to with any entity affiliated with any Borrower or such subsidiary, except upon fair and reasonable terms no less favorable to such Borrower or subsidiary than it would obtain in a comparable arm's-length transaction with a person or entity not an affiliate of such Borrower or subsidiary.

9. HAZARDOUS WASTE

Borrowers will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' property or operations or property leased to Borrowers. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of Borrowers' obligations to the Bank.

10. DEFAULT

If any of the following events (herein, an "Event of Default") occurs, the Bank may do one or more of the following: declare Borrowers in default, stop making any additional credit available to Borrowers, and require Borrowers to repay their entire debt immediately and without prior notice. If an Event of Default occurs under the paragraph entitled "Bankruptcy, " below, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 Failure to Pay. (a) Any Borrower fails to make a payment of principal and interest when due under this Agreement, or (b) any Borrower shall fail to pay any other amount to the Bank when due and such failure shall continue for a period of seven (7) days.

10.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any material property given as security for this Agreement (or any guaranty).

10.3 False Information. Any Borrower (or any subsidiary of any Borrower, or any guarantor) has given the Bank information or representations that is false or misleading in any material respect.

10.4 Bankruptcy. Any Borrower (or any subsidiary of any Borrower, or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against any Borrower (or any subsidiary of any Borrower, or any guarantor) or any Borrower (or any subsidiary of any Borrower, or any guarantor) makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against any Borrower (or any subsidiary of any Borrower, or any guarantor) is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

10.5 Receivers. A receiver or similar official is appointed for the business of any Borrower (or any subsidiary of any Borrower, or any guarantor), or any such business is terminated, or any Borrower (or any subsidiary of any Borrower, or any guarantor) is liquidated or dissolved.

10.6 Judgments. Any judgments or arbitration awards are entered against any one or more Borrowers (or any subsidiary of any Borrower, or any guarantor), or any Borrower (or any subsidiary of any Borrower, or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more in excess of any insurance coverage.

10.7 Government Action. Any government authority takes action that the Bank believes materially adversely affects any Borrower's (or any guarantor's) financial condition or ability to repay.

10.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in any Borrower's (or any guarantor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

10.9 Cross-default. Any default occurs under any agreement in connection with any credit any Borrower (or any subsidiary of any Borrower, or any guarantor) or any of Borrower's related entities or affiliates has obtained from anyone else or which any Borrower (or any subsidiary of any Borrower, or any guarantor) or any of such Borrower's related entities or affiliates has guaranteed (other than a Retail Lease) if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation.

10.10 Default under License Agreement. Any material default by any Borrower or any subsidiary of any Borrower under the License Agreement, or any termination or cancellation of the License Agreement.

10.11 Default under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

10.12 Other Bank Agreements. Any Borrower (or any subsidiary of any Borrower, or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower (or any subsidiary of any Borrower, or any guarantor) has with the Bank or any affiliate of the Bank. If the breach does not consist of a failure to pay any amount when due to the Bank and, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of ten (10) days after the date on which the Bank gives written notice of the breach to the Borrowers; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

10.13 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by any Borrower or any ERISA Affiliate.

10.14 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to such Borrower or the Bank.

11. ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2 California Law.  This Agreement is governed by California law.

11.3 Successors and Assigns. This Agreement is binding on Borrowers' and the Bank's successors and assignees. The Borrowers agree that they may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against Borrowers.

11.4 Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between any one or more Borrowers and the Bank, including but not limited to those that arise from:

(i) This Agreement (including any renewals, extensions or modifications of this Agreement);

(ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

(iii) Any violation of this Agreement; or

(iv) Any claims for damages resulting from any business conducted between Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration. The arbitration will be conducted in San Jose, California.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both Borrowers and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

(i) Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

(ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

(iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

(iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) This provision does not limit the right of Borrowers or the Bank to:

(i) exercise self-help remedies such as setoff;

(ii) foreclose against or sell any real or personal property collateral;
or

(iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

(A) an interim remedy; and/or

(B) additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of Borrowers and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 Administration Costs. Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

11.7 Attorneys' Fees. Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

11.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b) replace any prior oral or written agreements between the Bank and Borrowers concerning this credit; and

(c) are intended by the Bank and Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.9 Indemnification. Borrowers will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to Borrowers hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of Borrowers, due and payable immediately without demand.

11.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and Borrowers may specify from time to time in writing.

11.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

11.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.13 Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, regardless of which Borrower requested, received, used, or directly enjoyed the benefit of, the extensions of credit hereunder, and that such liability is independent of the obligations of the other Borrowers. The Bank may bring an action against any Borrower, whether an action is brought against the other Borrowers or any guarantor.

(b) As a separate, additional, continuing and primary obligation each Borrower hereby unconditionally and irrevocably undertakes with the Bank that should all or any portion of the obligations arising under this Agreement not be recoverable from any other Borrower for any reason, then such Borrower shall make payment of such obligations by way of a full indemnity in the manner provided in this Agreement and shall indemnify the Bank against all losses, claims, costs, charges and expenses to which it may be subject or which it may incur under or in connection with this Agreement. The liabilities and obligations of each Borrower under this Section 11.13 shall remain in force notwithstanding any act, omission, neglect, event or other matter whatsoever (other than the irrevocable payment in full of such obligations), regardless of anything which might discharge such Borrower (wholly or in part) or which would have afforded such Borrower a legal or equitable defense under any applicable law.

(c) Each Borrower agrees that any release which may be given by the Bank to another Borrower or a guarantor will not release such Borrower from its obligations under this Agreement. Each Borrower, to the extent permitted by applicable law, hereby waives any defense to such obligations that may arise by reason of the disability or other defense or cessation of liability of any other Borrower for any reason other than payment in full. Each Borrower also waives deferral of such obligations arising by reason of the institution of proceedings by or against another Borrower under or pursuant to any insolvency or bankruptcy proceeding, and waives any defense to such obligations that it may have as a result of any holder's election of or failure to exercise any right, power, or remedy, including, without limitation, the failure to proceed first against such other Borrower or any security it holds for such other Borrower's obligations under this Agreement, if any. Without limiting the generality of the foregoing, each Borrower expressly waives all demands and notices whatsoever (except for any demands or notices, if any, that such Borrower expressly is entitled to receive pursuant to the terms of this Agreement), and agrees that the Bank may, without notice (except for such notice, if any, as such Borrower expressly is entitled to receive pursuant to the terms of this Agreement) and without releasing the liability of such Borrower, extend for the benefit of any other Borrower the time for making any payment, waive or extend the performance of any agreement or make any settlement of any agreement for the benefit of any other Borrower, and may proceed against each Borrower, directly and independently of any other Borrower, as such obligee may elect in accordance with this Agreement.

(d) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against another Borrower or any other party liable to the Bank for the obligations of Borrowers under this Agreement.

(e) Each Borrower consents and agrees that the Bank may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower, in accordance with the terms of this
Agreement: (i) accept new or additional instruments, documents or agreements;
(ii) accept partial payments on the obligations of Borrowers to the Bank; (iii) receive and hold additional security or guarantees for such obligations or any part thereof; (iv) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Bank may determine; (v) release any other person or entity (including, without limitation, any other Borrower) from any personal liability with respect to such obligations or any part thereof; (vi) with respect to any person or entity other than such Borrower (including without limitation, any other Borrower), settle, release (by operation of applicable laws or otherwise) liquidate or enforce any such obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (vii) consent to the merger, change or any other restructuring or termination of the corporate existence of any other Borrower or any other person or entity, and correspondingly agree, in accordance with all applicable provisions of this Agreement, to the restructure of such obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of such obligations.

(f) Upon the occurrence and during the continuance of any Event of Default, the Bank may enforce this Agreement or any other document independently of any other remedy or security they may have or hold in connection with the obligations of Borrowers to the Bank, and it shall not be necessary for the Bank to marshal assets in favor of any Borrower or any other person or entity or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement.

(g) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrowers.

(h) Each Borrower waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(i) The Borrowers represent and warrant to the Bank that they are integral parts of a consolidated enterprise, and that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(j) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute (or any other applicable law regarding bankruptcy, reorganization, insolvency, administration, administrative receivership, liquidation, receivership, dissolution, winding-up or relief of debtors) which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank, until such time as the obligations of Borrowers to the Bank have been paid in full and this Agreement has been terminated.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.               MEDIA ARTS GROUP, INC.

By /s/ Kenneth E. Jones             By /s/ Bud Peterson
  --------------------------------    --------------------------------
Kenneth E. Jones, Vice President    Name: Bud Peterson
                                    Title: Corporate Secretary

By /s/ John C. Plecque              LIGHTPOST PUBLISHING, INC.
--------------------------------
John C. Plecque, Vice President

Address where notices to:           By /s/ Bud Peterson
the Bank are to be sent               --------------------------------
                                    Name: Bud Peterson
                                    Title: Corporate Secretary

Bank of America, N.A.
San Jose RCBO #1487
101 Park Center Drive              Address where notices to
San Jose, California 95113 the     Borrowers are to be sent:
Attn: Ken Jones, Vice President
                                    Media Arts Group, Inc
                                    521 Charcot Avenue
                                    San Jose, California  95131
                                    Attn: Corporate Secretary

EXHIBIT A
FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Financial Statement Date:

Reference is made to that certain Business Loan Agreement dated as of October 27, 1999 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Media Arts Group, Inc, a Delaware corporation and Lightpost Publishing, Inc., a California corporation (each a "Borrower" and collectively, the "Borrowers") and Bank of America, N.A. (the "Bank"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Credit Agreement.

The undersigned hereby certifies as of the date hereof that he/she is the ______________________ of Media Arts Group, Inc., and that, as such, he/she is authorized to execute and deliver this Certificate to the Bank on the behalf of the Borrowers, and that:

1. Attached as Schedule 1 hereto are a true and correct copy of the unaudited [and audited] consolidated and consolidating balance sheets of the Borrowers as of the end of the fiscal quarter [and fiscal year] of the Borrowers ending on ____________________ and the related consolidated and consolidating statements of income and retained earnings for the period ending on the last day of such quarter [and year]. The undersigned certifies that the attached financial statements present fairly, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrowers.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers during the accounting period covered by the attached financial statements.

3. To the best of the undersigned's knowledge, the Borrowers, during such period, have observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Borrowers, and as of the date of the financial statements attached hereto and the date hereof, no default exists under the Credit Agreement.

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate and set forth the calculations necessary to demonstrate compliance with Sections 8.4, 8.5, 8.6, 8.7 and 8.8 of the Credit

Agreement as of the last day of the period covered by the attached financial statements.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
_________________________.


MEDIA ARTS GROUP, INC.

By:
   ----------------------------
Name:
Title:

AMENDMENT TO BUSINESS LOAN AGREEMENT

This Amendment to Business Loan Agreement, dated as of October 27, 1999 (the "Amendment"), is among Media Arts Group, Inc., a Delaware corporation ("MAGI"), Lightpost Publishing, Inc., a California corporation ("Lightpost," and together with MAGI, each a Borrower and collectively the "Borrowers") and Bank of America, N.A. (the "Bank").

A. The Borrowers and the Bank have entered into a certain Business Loan Agreement dated as of October 27, 1999 (the "Loan Agreement").

B. The Borrowers have disclosed to the Bank the existence of the following letters of credit issued by The Dai-Ichi Kangyo Bank, Ltd., New York Branch (the "Issuer") for the account of MAGI (collectively, the "CIT Letters of Credit"):

L/C Number Beneficiary Expiration Date Amount

SDC-026967  Limar Realty Corp. July 16, 2000 $50,000
SDC-028888  870 Market Street Associates, L.P. January 5, 2000 $100,000

C. The Borrowers have requested that the Bank waive certain conditions precedent set forth in the Loan Agreement and amend the Loan Agreement on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the Borrowers and the Bank do hereby mutually agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Loan Agreement.

2. Amendment.

2.1 Section 8.13 of the Loan Agreement is amended by inserting the phrase "(other than Exclaim)" between the words "subsidiaries" and "to" in the first line of such Section.

2.2 Section 8.14 of the Loan Agreement is amended by deleting the word "and" at the end of Section 8.14(e), by replacing the period at the end of Section 8.14(f) with a semicolon and the word "and", and by adding the following as
Section 8.14(g):

"(g) loans or other extensions of credit to any Borrower's or any such subsidiary's executives or officers not exceeding Five Hundred Thousand Dollars ($500,000) in aggregate principal amount at any time outstanding."

2.3 The Loan Agreement is amended by adding the following thereto as Sections 11.14, 11.15, 11.16 and 11.17:

"11.14 Arrangements with CIT Group. Reference is made to each of the agreements dated November 16, 1999 (such Agreements, the "CIT Agreements") between the Bank, the Borrowers and/or The CIT Group/Business Credit, Inc. ("CIT"), which agreements may include without limitation a Pay-Out Letter, a Letter of Credit Indemnity Agreement and a Termination/ Reassignment letter. The Borrowers acknowledge that the Bank has entered into the CIT Agreements at the request of the Borrowers, and that the Borrowers have reviewed and approved the terms of the CIT Agreements. The Borrowers agree that the liability, loss, damages and costs referred to in Section 11.9 of this Agreement include without limitation any and all losses, damages and costs in connection with the CIT Agreements. Without limitation of the foregoing, the Borrowers agree that any sum drawn under a CIT Letter of Credit and not immediately reimbursed by the Borrowers to the Issuer may, at the option of the Bank, be added to the principal amount outstanding under this Agreement, and bear interest and be due as described elsewhere in this Agreement. If there is a default under this Agreement, in addition to all other sums due and owing under the Agreement, the Borrowers shall immediately pay the outstanding amount of the CIT Letters of Credit to the Bank. All amounts due to the Bank hereunder shall be obligations of Borrowers, due and payable immediately and without demand, and shall be absolute, irrevocable and unconditional obligations under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which any Borrower may have against Issuer or any other person, including without limitation any setoff, counterclaim or defense based upon or arising out of (a) any lack of validity or enforceability of any agreement, or (b) any demand, statement or any other document proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect.

11.15 CIT Letters of Credit. The Borrowers agree that on or before November 30, 1999 they shall cause the CIT Letters of Credit to be surrendered by the beneficiaries thereof and cancelled by the Issuer.

11.16 Asbestos Operations and Maintenance Program. Reference is made to the Phase I Environmental Assessment dated June 19, 1997 (the "Assessment") by Eckland Consultants Inc. (the "Consultant") with respect to the real property leased by the Borrowers at 521 Charcot Avenue, San

Jose, California 95131 (the "Real Property"). The Borrowers agree that on or prior to December 31, 1999 they shall prepare and implement an Asbestos Operations and Maintenance Program for the Real Property as recommended in the Assessment, which Asbestos Operations and Maintenance Program shall be approved in writing by the Consultant (or by another environmental consultant satisfactory to the Bank).

11.17 Definitions. For purposes of this Agreement, "subsidiary" of a Borrower means any corporation, association, partnership, limited liability company, joint venture or other business entity (a) of which more than 50% of the voting stock, membership interests or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Borrower, or one or more of the Subsidiaries of the Borrower, or a combination thereof, or (b) whose financial results must be consolidated with the consolidated financial results of the Borrower in accordance with generally accepted accounting principles."

3. Waivers.

3.1 Section 6.1(e) of the Loan Agreement requires, as a condition precedent to the extension of the initial credit under the Loan Agreement, that Borrowers provide Bank with a Consent to Removal from any owner of real property and holder of a mortgage or deed of trust on real property, if there is any personal property collateral located on such real property. The Bank agrees to waive the condition precedent set forth in Section 6.1(e) of the Loan Agreement; provided that the Borrowers provide the Bank with the Consents to Removal required under
Section 6.1(e) on or before February 16, 2000.

4. Representations and Warranties. When the Borrowers sign this Amendment, each Borrower represents and warrants to the Bank that: (a) giving effect to this Amendment, there is no event which is, or with notice of, or lapse of time, or both would be, a default under the Loan Agreement, (b) giving effect to this Amendment, the representations and warranties of the Borrowers in the Loan Agreement are true on and as of the date hereof as if made on and as of said date, (c) this Amendment is within such Borrower's powers, has been duly authorized and does not conflict with any of such Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement or obligations by which such Borrower is bound.

5. Effect of Amendment. Except as specifically amended above, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed. The waiver contained above shall be limited precisely as written and relate solely to the items and times above. Nothing in this Amendment shall be deemed to (a) constitute a waiver of compliance by any Borrower with respect to any other term, provision or condition of the Loan Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that the Bank may now have or may have in the future under applicable law or instrument or agreement referred to therein.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

BANK OF AMERICA, N.A.

By: /s/ Kenneth E. Jones
    --------------------------------
Kenneth E. Jones, Vice President

By: /s/ John C. Plecque
    --------------------------------
John C. Plecque, Vice President

MEDIA ARTS GROUP, INC.

By: /s/ Bud Peterson
    --------------------------------
Name: Bud Peterson
Title: Corporate Secretary

LIGHTPOST PUBLISHING, INC.

By: /s/ Bud Peterson
    --------------------------------
Name: Bud Peterson
Title: Corporate Secretary